Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE          August 5, 2010
FreightCar America, Inc. Reports Second Quarter 2010 Results
Chicago, IL, August 5, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its second quarter ended June 30, 2010 with revenues of $31.0 million and a net loss of $1.3 million, or $0.11 per diluted share. For the first quarter of 2010, the Company reported revenues of $19.5 million and a net loss of $3.3 million, or $0.28 per diluted share. For the second quarter of 2009, the Company generated revenues of $104.3 million and net income of $7.0 million, or $0.59 per diluted share.
The Company delivered 614 railcars to customers in the second quarter of 2010, consisting of 160 new cars, 440 used cars and 14 cars delivered under leases. This compares to 321 railcars delivered in the first quarter of 2010 and 1,109 railcars delivered in the second quarter of 2009.
Orders for railcars were 14 units in the second quarter of 2010, compared to orders for 3,656 units in the first quarter of 2010 and 694 units in the second quarter of 2009. Total backlog was 3,000 units at June 30, 2010 compared to 3,600 units at March 31, 2010.
“Our sales and order volume for the second quarter of 2010 reflects the continuing low level of demand for coal-carrying railcars,” said Ed Whalen, President and Chief Executive Officer. “However, our results for the second quarter benefited from a favorable sales mix and our on-going efforts to control spending. As has been our practice during this downturn, we will continue to focus on the factors within our control: maintaining operational efficiency, strict cost management, preservation of our strong liquidity position and financial flexibility. At the same time, we are continually evaluating strategic opportunities to ensure we emerge from the recession as a stronger company.”
Mr. Whalen stated, “We have begun to see some initial signs of improvement in the market that we believe could lead to increased demand for coal-carrying railcars. Year-over-year electricity generation and coal loadings continue to improve, coal stockpiles are down compared to the prior year and railcars continue to come out of storage. However, as you can see from our level of new orders in the quarter, demand has not yet improved and customers continue to remain cautious, which gives us little visibility regarding the timing of an industry recovery and a return to more normalized levels of demand. Looking forward, we expect railcar pricing to continue to be very competitive, keeping downward pressure on margins until volume recovers to more normalized levels.”
Gross margin for the second quarter of 2010 was $3.7 million, or 11.8%, compared to essentially break-even for the first quarter of 2010 and $16.0 million, or 15.3%, for the second quarter of 2009.
Selling, general and administrative expenses for the second quarter of 2010 were $5.8 million, compared to $5.7 million for the first quarter of 2010 and $6.7 million for the second quarter of 2009.

The Company’s effective tax rate for the second quarter of 2010 was 41.9% compared to 44.7% for the first quarter of 2010 and 24.5% for the second quarter of 2009. The favorable tax treatment of certain amortization provides additional tax benefit to the Company, increasing its effective tax rate in periods of loss and reducing its effective tax rate during periods of profitability.
Cash and marketable securities on-hand as of June 30, 2010 were $131.9 million, compared to $139.1 million as of March 31, 2010 and $152.4 million as of June 30, 2009. The Company recently announced that it has entered into a new $30 million revolving credit facility and cancelled its two previously undrawn credit facilities. The new credit facility remains undrawn.
Total railcars under lease totaled $66.5 million at the end of the second quarter of 2010 compared to $65.9 million at the end of the first quarter of 2010 and $71.1 million at the end of the second quarter of 2009.
The Company will host a conference call on Thursday, August 5, 2010 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (877) 764-2008. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 5, 2010 until 11:59 p.m. (Eastern Daylight Time) on September 5, 2010. To access the replay, please dial (800) 475-6701. The replay pass code is 166191. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$90,144	$98,015
Restricted cash	1,750	1,420
Securities available for sale, at fair value	39,989	29,976
Accounts receivable, net	4,259	3,728
Inventories	32,616	40,800
Leased railcars held for sale	6,686	2,200
Property, plant and equipment held for sale	2,478	2,478
Other current assets	12,495	9,467
Deferred income taxes, net	15,316	15,315

Total current assets	205,733	203,399

Long term inventory	9,774	5,611
Property, plant and equipment, net	27,018	28,170
Railcars on operating leases	59,805	58,771
Goodwill	21,521	21,521
Deferred income taxes	17,028	13,404
Other long-term assets	4,260	4,690

Total assets	$345,139	$335,566

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,365	$16,948
Accrued payroll and employee benefits	3,215	7,958
Accrued postretirement benefits	5,329	5,329
Accrued warranty	8,392	9,146
Customer deposits	30,244	4,631
Other current liabilities	4,569	5,332

Total current liabilities	64,114	49,344

Accrued pension costs	15,607	15,675
Accrued postretirement benefits, less current portion	57,352	57,962
Other long-term liabilities	6,262	6,332

Total liabilities	143,335	129,313

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,429	97,979
Treasury stock, at cost	(36,948)	(37,123)
Accumulated other comprehensive loss	(18,315)	(18,578)
Retained earnings	158,446	163,761

Total FreightCar America stockholders’ equity	201,739	206,166
Noncontrolling interest in India JV	65	87

Total stockholders’ equity	201,804	206,253

Total liabilities and stockholders’ equity	$345,139	$335,566

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)

Revenues	$30,999	$104,328	$50,529	$143,891
Cost of sales	27,338	88,345	46,960	117,613

Gross profit	3,661	15,983	3,569	26,278

Selling, general and administrative expense	5,803	6,713	11,545	14,035
Plant closure charges (income)	—	(116)	—	(495)

Operating (loss) income	(2,142)	9,386	(7,976)	12,738

Interest (expense) income, net	(129)	(133)	(265)	(295)

Operating (loss) income before income taxes	(2,271)	9,253	(8,241)	12,443
Income tax (benefit) provision	(951)	2,268	(3,620)	3,072

Net (loss) income	(1,320)	6,985	(4,621)	9,371
Less: Net loss attributable to noncontrolling interest in India JV	(15)	(37)	(22)	(48)

Net (loss) income attributable to FreightCar America	$(1,305)	$7,022	$(4,599)	$9,419

Net (loss) income per common share attributable to FreightCar America— basic	$(0.11)	$0.59	$(0.39)	$0.79

Net (loss) income per common share attributable to FreightCar America— diluted	$(0.11)	$0.59	$(0.39)	$0.79

Weighted average common shares outstanding — Basic	11,896,312	11,860,809	11,885,878	11,855,319

Weighted average common shares outstanding — Diluted	11,896,312	11,863,999	11,885,878	11,858,272

Dividends declared per common share	$0.00	$0.06	$0.06	$0.12

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(4,621)	$9,371
Adjustments to reconcile net (loss) income to net cash flows used in operating activities:
Depreciation and amortization	3,293	2,541
Other non-cash items	(1,989)	292
Deferred income taxes	(3,784)	7,049
Compensation expense under stock option and restricted share award agreements	860	1,091
Changes in operating assets and liabilities:
Accounts receivable	(531)	66,981
Inventories	6,406	(9,658)
Leased railcars held for sale	(6,686)	(16,598)
Other current assets	(3,688)	48
Accounts payable	(4,965)	(17,830)
Accrued payroll and employee benefits	(4,743)	(5,191)
Income taxes receivable/payable	982	3,824
Accrued warranty	(754)	(708)
Customer deposits and other current liabilities	24,850	(5,083)
Deferred revenue, non current	(234)	(488)
Accrued pension costs and accrued postretirement benefits	(413)	218

Net cash flows provided by (used in) operating activities	3,983	35,859

Cash flows from investing activities
Restricted cash deposits	(3,622)	—
Restricted cash withdrawals	3,292	—
Purchase of securities available for sale	(29,982)	—
Maturity of securities available for sale	20,000	—
Cost of railcars on operating leases produced or acquired	—	(8,802)
Purchases of property, plant and equipment	(591)	(2,431)

Net cash flows used in investing activities	(10,903)	(11,233)

Cash flows from financing activities
Payments on long-term debt	—	(28)
Deferred financing costs paid	—	(5)
Employee restricted stock settlement	(235)	—
Cash dividends paid to stockholders	(716)	(1,434)

Net cash flows used in financing activities	(951)	(1,467)

Net increase (decrease) in cash and cash equivalents	(7,871)	23,159
Cash and cash equivalents at beginning of period	98,015	129,192

Cash and cash equivalents at end of period	$90,144	$152,351